Exhibit 99.2

Investor Update – January 25, 2011

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Note to Investors

This update includes forecasted 2011 operational and financial information for our consolidated and mainline operations.

Beginning January 1, 2011, Horizon Air Industries, Inc. (Horizon) began flying 100% of its capacity under a capacity purchase arrangement with Alaska Airlines, Inc. (Alaska).  As such, Horizon standalone information will no longer be presented.  We are presenting consolidated Air Group and Alaska mainline information only.  The consolidated data includes regional flying performed under CPA arrangements with both Horizon and third parties.

Information about Non-GAAP Financial Measures

Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the volatility of fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are also providing information about fuel price movements and the projected impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

Forecast Information
	Forecast Q1 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions)	6,275	13%	26,400 – 26,600	8% – 9%
Cost per ASM excluding fuel and special items (cents) (a)	7.9 – 8.0	(5)% – (6)%	7.6	(3)%
Fuel Gallons (000,000)	82	13%	345	8%
Economic fuel cost per gallon(b)	$2.74	22%	**	**
(a) For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.

(b) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost – $2.14 ($90 per barrel); refining margin – 42 cents; taxes and fees – 15 cents; cost of settled hedges – 3 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)
	January	February	March
Point Change Y-O-Y	+2.0 pts	+0.5 pts	+0.5 pts
(a) Percentage point change compared to the same point in time last year.

AIR GROUP – CONSOLIDATED

Forecast Information
	Forecast Q1 2011	Change Y-O-Y	Forecast Full Year 2011	Change Y-O-Y
Capacity (ASMs in millions) (a)	7,050	11%	29,600 – 29,800	6.5% – 7.5%
Cost per ASM excluding fuel and special items (cents) (b) (c)	8.8 – 8.9	(5)% – (6)%	8.45	(4)%
Fuel Gallons (000,000)	94	9%	395	5%
Economic fuel cost per gallon(d)	$2.75	22%	(d)	(d)
(a) Capacity forecast includes Alaska mainline operations and all regional flying affiliates.
(b) Our forecasted CASM amounts are based on consolidated costs per ASM using total ASMs, which include Alaska mainline operations and all regional flying performed under CPA arrangements.
(c) Our forecast of cost per ASM excluding fuel is based on forward-looking estimates, which may differ from actual results.
(d) Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold) (a)
	January	February	March
Point Change Y-O-Y	+2.0 pts	+1.0 pt	+1.0 pt
(a) Percentage point change compared to the same point in time last year.

AIR GROUP – (continued)

Fuel Price Sensitivity
Given our current fuel-hedge portfolio, the following table depicts the sensitivity of fuel prices under various crude oil and refining margin prices for the full year 2011:

		Crude Price per Barrel
		$70	$80	$90	$100	$110	$120
Refining Margin (cents per Gallon)	20	$2.17	$2.39	$2.58	$2.72	$2.84	$2.96
	30	$2.25	$2.48	$2.67	$2.80	$2.93	$3.05
	40	$2.34	$2.56	$2.75	$2.89	$3.01	$3.13
	50	$2.42	$2.65	$2.84	$2.97	$3.10	$3.22
	60	$2.51	$2.73	$2.92	$3.06	$3.18	$3.30

Fleet Transition Charges
We currently expect to remove four CRJ-700 aircraft from our operations in the first quarter of 2011 and thirteen for the first six months of the year.  These aircraft will be either be, leased, subleased, or assigned to a third party.  Depending on the ultimate disposition, we expect to record a charge of up to $3 million per aircraft as they are removed from operations.  The charge for the first quarter is expected to be up to $12 million.  This charge is excluded from our unit cost forecast above.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $17 million in the first quarter of 2011.

Capital Expenditures
Including the airplane order announced today, expected gross capital expenditures for 2011 and 2012 are as follows (in millions):

	2011	2012(a)
B737 aircraft-related	$205	$313
Q400 aircraft-related	125	2
Total aircraft-related	$330	$315
Non-aircraft	55	55
Total capital expenditures	$385	$370

(a) Preliminary estimate, subject to change

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft as of January 25, 2011, including the Boeing order announcement.

	2011	2012	2013	2014	2015	Total
Boeing 737-800	3	6	3	1	2	15
Boeing 737-900ER	-	-	6	7	-	13
Bombardier Q400	8	-	-	-	-	8
Totals	11	6	9	8	2	36

In addition to the firm orders noted above, Air Group has options to acquire 42 additional B737 aircraft and 10 Q400 aircraft.

AIR GROUP – (continued)

Projected Fleet Count
		Actual Fleet Count		Expected Fleet Activity
Aircraft	Seats	Dec. 31, 2009	Dec. 31, 2010	2011 Changes	Dec. 31, 2011(b)	2012 Changes	Dec. 31, 2012(b)	2013 Changes	Dec. 31, 2013(b)
737-400F (a)	---	1	1	---	1	---	1	---	1
737-400C (a)	72	5	5	---	5	---	5	---	5
737-400	144	27	24	---	24	(3)	21	---	21
737-700	124	19	17	---	17	---	17	---	17
737-800	157	51	55	3	58	6	64	3	67
737-900	172	12	12	---	12	---	12	---	12
737-900ER	178 – 184	---	---	---	---	---	---	6	6
Q400	76	40	41	7	48	---	48	---	48
CRJ-700	70	18	13	(13)	---	---	---	---	---
Totals		173	168	(3)	165	3	168	9	177
(a) F=Freighter; C=Combination freighter/passenger
(b) The expected fleet counts at December 31, 2011, 2012 and 2013 are subject to change.

Future Fuel Hedge Positions(a)
	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2011	50%	$87	$11
Second Quarter 2011	50%	$86	$10
Third Quarter 2011	50%	$86	$11
Fourth Quarter 2011	50%	$86	$11
Full Year 2011	50%	$86	$11
First Quarter 2012	41%	$86	$12
Second Quarter 2012	34%	$88	$13
Third Quarter 2012	30%	$90	$13
Fourth Quarter 2012	26%	$88	$13
Full Year 2012	33%	$88	$13
First Quarter 2013	21%	$88	$13
Second Quarter 2013	16%	$86	$14
Third Quarter 2013	11%	$89	$15
Fourth Quarter 2013	5%	$92	$14
Full Year 2013	13%	$88	$14

(a) All of our future positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Additionally, we have used either fixed-price physical contracts or financial swaps to fix the refining margin component for approximately 50% first quarter 2011 estimated jet fuel purchases at an average price of 37 cents per gallon and 14% of our second quarter 2011 estimated purchases at an average price of 41 cents per gallon.